                                                                    Exhibit 10.1

                    HARRAH'S ENTERTAINMENT, INC. ("COMPANY")

                        TARSAP DEFERRAL PLAN (THE "PLAN")

1. PURPOSE. The purpose of the Plan is to give participants ("Participants") in the Company's TARSAP Program an opportunity to defer the receipt of restricted stock that vests under the TARSAP Program. This will benefit the Company and its stockholders by motivating Participants to remain employees.

2. DEFERRALS. Each Participant will have the right to elect ("Election") to exchange all or a part of the restricted shares that may vest on the next TARSAP vesting date for an equivalent number of restricted stock units ("RSU's) which will be subject to the same vesting provisions. The restricted shares will be cancelled and the RSU's will be granted on the date the Election form is received by Corporate Compensation.

      (a) An RSU is a right to receive shares of the Company's common stock pursuant to the TARSAP program. Prior to vesting, RSU's are subject to all the restrictions that the TARSAP shares they replaced are subject to, including forfeiture provisions. Subject to the provisions of the Plan, after vesting, the shares represented by RSU's will not be issued during the period of time (the "Deferral Period") that will last until the deferred issue date or dates elected by the Participant (the "Deferred Issue Date") pursuant to 2(c) below, at which time the Company agrees to issue the shares to the Participant. The Participant will have no rights as a stockholder with respect to RSU's, whether vested or unvested, and the rights to receive the shares will be unsecured and unfunded. Fractional RSU's will be rounded to a whole share as determined by Corporate Compensation.

      (b) Each Election must be received by the Company at least six months before the annual March 1 or January 1 vesting date for TARSAP shares and shall be irrevocable except as provided in Sections 4 and 7 below.

      (c) The Participant will have the right, using an Election form provided by the Company, to defer commencement of the receipt of a specified amount of the maximum shares of the Participant's next TARSAP vesting to a future date as selected by the Participant or termination of employment, whichever date occurs first ("Commencement Date"). The shares will be issued as follows as may be elected by the Participant on the Election form: (1) in a lump sum on the Commencement Date; (2) in a lump sum on the one year anniversary of the Commencement Date; or (3) in approximately equal installments over two to ten years with the first installment starting on the one year anniversary date of the Commencement Date and each installment thereafter on subsequent anniversaries of the Commencement Date. The date or dates of issuance are referred to as the Deferred Issue Date.

            Provided, however, these deferrals are subject to the provisions of
            Section 4 below which accelerates deferrals in certain situations.

            If annual TARSAP shares that have been deferred do not vest, then the deferral Election for those shares will carry over to the next annual vesting.

3. DIVIDENDS. If any dividends or other rights or distributions of any kind ("Distribution") are distributed to holders of the Company's common stock, then an amount equal to the cash value per share of such Distribution will be paid to the Participant in cash for each RSU of the Participant representing an unforfeited share of the Company's common stock within ten days of such Distribution, PROVIDED, HOWEVER, this will not apply to a stock split, stock dividend or other distribution of Company equity.

      In the event of a stock split, stock dividend or other distribution of Company equity, the Distribution will be added to the Participant's account in the form of a right to receive such Distribution which will then be issued after the RSU vests on the Deferred Issue Date originally elected by the Participant for the unforfeited RSU's to which the Distribution applies. The above cash payment of the value of dividends and other Distributions will also not apply to a tender offer of cash or other consideration paid by another person or company. (See Section 4)

4.    CHANGE IN CONTROL

      (a) TERMINATION OF DEFERRAL. Unless the continuation of a Participant's deferral is approved under 4(b), upon a Change in Control (as defined in the TARSAP Program), all unforfeited RSU's of all Participants, whether vested or unvested, will be automatically converted, on a one for one basis, to shares of the Company's common stock at or immediately before the closing or completion of the Change in Control. Upon the closing or completion of the Change in Control, each Participant will then receive the same consideration for his or her shares as other stockholders at the time they receive it and the Participant's deferral account and the Plan as to such Participant will be terminated.

      If a Participant's Election to defer had previously been submitted and the Change in Control closes or is completed before the annual vesting date applicable to that Election, then for purposes of this 4(a) the deferred account will also be deemed to include the unforfeited shares so elected to be deferred.

      (b) CONTINUATION OF DEFERRAL. If, within a reasonable time prior to the approval of a Change in Control, a Participant requests continuance of his deferral account, the Committee will have the sole and absolute discretion, subject to the approval of the counterpart committee of the acquiring company (consisting of Non-Employee Directors) or the board of directors of the acquiring company, to approve the conversion of the RSU's of the Participant to rights to receive, on the Deferred Issue Date, securities of the acquiring company. This conversion, if approved, will occur simultaneously with or immediately prior to the closing of the Change in Control transaction. The securities of the acquiring company, at the time of such conversion, will be equivalent in market value to the Company securities to which his or her RSU's pertain at that time. No obligation whatsoever is hereby created or will exist to consider or approve a request for continuance of a deferral.

      The foregoing approvals, if given, must occur at the same time as, or immediately following, the approvals of the agreement for the merger or acquisition. If such conversion as to a Participant does not occur, then the transaction will be treated for that Participant as under 4(a) above, in which case such Participant will receive for all unforfeited RSU's the same consideration as received by other stockholders at the time they receive it and the Participant's deferral account and the Plan as to such Participant will terminate.

      If a Participant's Election to defer had previously been submitted and the acquisition transaction closes or is completed before the annual vesting date applicable to that Election, then for purposes of this 4(b) the deferred account will also be deemed to include the unforfeited shares so elected to be deferred.

5. ADJUSTMENTS. If any transaction or event occurs that affects the Company's common stock (including, without limitation, a recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of equity, or other similar corporate transaction or event) such that an adjustment is necessary to prevent dilution or enlargement of benefits under the Plan, then the Committee shall, in such manner as it deems equitable, adjust the deferral accounts of Participants as to the number and/or type of equity, property or cash which may be issued to the Participant, as well as adjust the timing of such distributions if appropriate, subject to the provisions of paragraph 4 above.

6.    ADMINISTRATION

      (a) The Plan will be administered by the Company's senior officer responsible for benefits (or his or her designee) ("Benefits Officer") and the staff in the Corporate Compensation Department or any successor department ("Corporate Compensation"). The Benefits Officer will have full authority to interpret the Plan and make decisions necessary or advisable for Plan administration. The Benefits Officer may also approve amendments that are administrative in nature including amendments that do not materially increase the Company's liabilities under the Plan. Corporate Compensation will have full authority to administer the Plan on a day-to-day basis under the supervision of the Benefits Officer.

            The Human Resources Committee of the Company's Board of Directors or any successor committee qualified as a Non-Employee committee pursuant to rules under Section 16 of the Securities and Exchange Act (the "Committee") will have authority to approve termination of the right to make further deferral elections, certain matters under
            Section 4 upon a Change in Control, adjustments under Section 5, hardship withdrawals under Section 7 and Plan amendments that materially increase the Company's liabilities under the Plan.

      (b) Except for the uniformity of hardship standards under Section 7, decisions under the Plan are not required to be uniform, and different requirements and amendments may be approved for different Participants. Amendments that materially decrease the benefits of any Participant will require the written consent of the Participant.

      (c) The Committee, the Benefits Officer and any officer or employee involved in Plan administration may rely on the opinion of Company legal advisors and Company certified public accountants in the performance of their duties. The final decisions of the Corporate Compensation Department, the Benefits Officer, and the Committee as to their respective responsibilities shall be binding on anyone having an interest in the Plan.

      (d) Each member of the Committee, the Benefits Officer and any other employee or person involved in Plan administration will be indemnified and held harmless by the Company from and against any loss, cost, liability or expense (including reasonable attorneys fees) in connection with or resulting from any action or failure to act under the Plan. This includes any settlement, as approved by the Company, and any judgment in any action or proceeding, PROVIDED the Company shall be given written notice and opportunity to defend any action or proceeding at Company expense before the indemnified person undertakes defending against any such action or proceeding. This right of indemnification shall not limit any other right of indemnification.

7. HARDSHIP. The Committee may approve the acceleration of the distribution of all or part of a deferral account containing vested RSU's based on Hardship, subject to the following:

      (a) Hardship shall mean a severe financial hardship, as determined by the Committee, resulting to the Participant or a dependent due to casualty, illness, loss of property, serious adverse change in a Participant's financial circumstances or any other unexpected event beyond the Participant's reasonable control,

      (b) The Committee will make its decision based on uniform standards consistently applied,

      (c) The Participant must submit a letter to the Committee (in care of the Benefits Officer) specifying the factors causing the Hardship,

      (d) The distribution will not exceed the amount necessary to meet the Hardship, and

      (e)   Not more than one Hardship request may be submitted every 12 months.

8. NON-ASSIGNABILITY. An RSU may not be sold, assigned, transferred, exchanged, pledged or encumbered during the Deferral Period, except that upon death, vested RSU's shall be transferred to the Participant's designated beneficiary, or if none, to the Participant's estate as beneficiary. Distribution to a designated beneficiary or to an estate as beneficiary will be at the time of the Deferred Issue Date elected by the Participant subject to the acceleration provisions of Section 4 and the hardship provisions of Section 7. A beneficiary will be considered a Participant with respect to the deferral account.

9. DURATION OF PLAN; EXPENSES. The Plan will remain in effect until the issuance of the final shares under any RSU, provided that the Committee may at any time terminate the right to make further TARSAP deferrals. Expenses of the Plan will be paid by the Company.

10. WITHHOLDING TAXES. The Company may require Participants or beneficiaries to pay required withholding taxes before releasing stock certificates.

11. AMENDMENT TO RESTRICTED STOCK PLAN. This Plan shall be deemed an amendment to the Company's 1990 Restricted Stock Plan. The final date for issuing shares under the Restricted Stock Plan is extended as necessary to accommodate the issuance of shares deferred hereunder. RSU's will be counted as issued shares under the 1990 Restricted Stock Plan in lieu of the corresponding cancelled TARSAP shares for purposes of determining the maximum number of shares that can be issued under the 1990 Restricted Stock Plan. The subsequent issuance of shares pursuant to the Plan will not be counted again.


      This TARSAP Deferral Plan was duly approved by the Human Resources Committee of the Board of Directors on July 28, 1999 .


                                                 /s/ Rebecca W. Ballou
                                                 -------------------------------
                                                 Rebecca W. Ballou
                                                 Secretary